EXHIBIT 23.1



                       Consent of Independent Accountants


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1/A (Amendment No. 3 to Form S-1) of our report dated March 22, 1996, relating to the consolidated financial statements of Terex Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




Price Waterhouse LLP

Stamford, Connecticut
April 19, 1996